INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE THIRD QUARTER OF 2006

St. Louis, Missouri, September 6, 2006 - Furniture Brands International (NYSE: FBN) commented on recent business trends and operations in the third quarter of 2006.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Business conditions have softened from when we last commented on trends. As a result, we have scheduled downtime in several upholstery facilities and moved to take more aggressive discounts on selected slower-moving product.”

Mr. Holliman concluded, “We expect net sales to be slightly positive versus the year ago period; however, we are revising our earnings forecast to net earnings per share of 9 to 13 cents including the effect of 7 cents of previously disclosed restructuring, asset impairment and severance charges as well as the effect of 3 cents in increased interest expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter. We will report the actual results for the third quarter of 2006 on October 25, 2006.”

Not reflected in the numbers above is the net effect of a reversal of $1.8 million in tariffs paid on products from certain offshore vendors. The timing of the reversal will depend on publication of a court ruling in the Federal Register. The company is unable to determine if this will occur in the third quarter.

Also not reflected in the numbers above is the possible effect of a litigation matter originating over ten years ago decided adversely to the company last week. At this point the company does not have enough information to make an adjustment to its reserve account, but the increase in reserves could range from zero to $4.7 million.

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.